DATED NOVEMBER 4, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PERICOM SEMICONDUCTOR CORPORATION

(Name of Registrant as Specified in its Charter)

MONTAGE TECHNOLOGY GROUP LIMITED

PORSCHE ACQUISITION SUB, INC.

HOWARD YANG

STEPHEN TAI

MARK VOLL

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On November 4, 2015, representatives of Montage Technology Group Limited (“Montage”) and Porsche Acquisition Sub, Inc., submitted to representatives of Institutional Shareholder Services, Inc. (“ISS”) a slide presentation entitled “Montage’s Proposal to Acquire Pericom Semiconductor Corporation: Materials for Consideration”. Montage has also commenced mailing the ISS presentation to Pericom Semiconductor Corporation shareholders. The ISS presentation is as follows:

Montage’s Proposal to Acquire Pericom Semiconductor Corporation: Materials for Consideration November 2015

Montage’s Proposal to Acquire Pericom Semiconductor Binding offer to acquire all outstanding shares of Pericom Semiconductor Corporation (“Pericom”) for $18.50/sh in cash, in a transaction valued at ~$430 million Highly attractive premium of ~52% to the unaffected closing price on Sept 2, 2015 Represents a 9% premium to the $17.00/sh offer proposed by Diodes Incorporated (“Diodes”) Signed copies of the merger agreement delivered to Pericom are on substantially the same terms as the Diodes agreements Willing to pay for the Diodes break-up fee of $15 million Offering an increased reverse break-up fee of $43 million Reverse break-up fee to be escrowed at Citibank in New York as collateral and security Proposal Summary Fully Committed Financing Montage has received signed commitment letters from the Bank of China and from China Electronics Corporation (“CEC”) Bank of China is China’s most internationalized and diversified bank with $2.5 trillion in assets and a major source of financing to Chinese outbound M&A CEC is one of the largest electronic companies in China with ~$33 billion in ’14 revenue and ~$38 billion in total assets at Dec 31, 2014, and was the principal source of financing for PDSTI’s acquisition of Montage Clear Regulatory Approval Outlook Montage does not anticipate any barriers to closing based on regulatory clearances Montage will not condition its offer on any regulatory closing conditions, and has removed closing conditions relating to antitrust, Taiwan and CFIUS Will agree to “hell or high water” obligation to obtain any required government regulatory clearance Increased reverse break-up fee of $43 million payable if Montage fails to obtain required regulatory approval or fails to obtain financing Reverse break-up fee to be escrowed at Citibank in New York as collateral and security

Comparison of Acquisition Terms $17.00 per share in cash 39.6% premium to the unaffected closing price on Sept 2, 2015 Offer Price to Shareholders $18.50 per share in cash 51.9% premium to the unaffected closing price on Sept 2, 2015 8.8% premium to offer proposed by Diodes Reverse Break-Up Fee Increased reverse break-up fee of $43 million Payable if regulatory authorities block the deal or Montage fails to obtain financing To be escrowed at Citibank in New York as collateral and security for the payment No reverse break-up fee Regulatory Approvals “Hell or high water” obligation to overcome any objection by regulatory authorities in China, Taiwan and the United States Montage has removed closing conditions on antitrust, Taiwan and CFIUS regulatory approvals No financial obligation in case of not obtaining legal approvals in China, Taiwan and the United States Merger Agreement Terms Substantially similar to the terms of the Diodes merger agreement, other than the higher offer price from Montage Montage to pay the Diodes’ break-up fee of $15 million Substantially similar to the terms of the Montage merger agreement, other than the offer price

Situation Overview Since Montage commenced strategic dialog with Pericom in March 2015, Montage and its advisors have committed a significant amount of time and resources towards performing due diligence and negotiating a merger agreement with Pericom Montage was disappointed to learn on September 2, 2015, that Pericom had agreed to be acquired by Diodes at $17.00 per share, a price that is a full $1.00 per share lower than what Montage had offered at the time Since then, Montage has raised its binding offer to $18.50 per share, a full $1.50 per share and 9% higher than Diodes’ offer. Montage also made multiple improvements to the merger agreement, resulting in a proposal that Montage believes is a Superior Proposal when compared to the agreement with Diodes Even though Montage more than adequately responded to all concerns the Pericom Board raised relating to regulatory approvals and financing, the Pericom Board continues to reject Montage’s proposal in favor of its agreement with Diodes Pericom shareholders deserve to receive the significant premium for their shares contemplated by the Montage proposal which, if consummated, would provide meaningfully greater value to Pericom shareholders than the proposed Diodes acquisition

Fully Committed Financing for the Transaction Very high degree of financing certainty provided by CEC and Bank of China CEC, one of the largest electronic companies in China and a key shareholder of Montage, has provided a commitment letter to provide for the financing to fund the purchase price CEC is a Fortune Global 500 company with ~$33 billion of revenues in 2014 and total assets of ~$38 billion as of Dec 31, 2014 CEC has a proven track record with funding on financing commitments, including last year’s acquisition of Montage (which was significantly larger than the Montage’s proposal for Pericom) Bank of China also provided a signed commitment letter to Montage, to provide for the financing to fund the purchase price. Notable Bank of China commitments include: 2015 – $800 million commitment to a Chinese consortium for the acquisition of OmniVision 2014 – RMB3.9 billion commitment letter to PDSTI and CEC for the acquisition of Montage Technology 2013 – $4.0 billion commitment letter to Shuanghui International Holdings for the acquisition of Smithfield Foods Montage’s proposal is not subject to any financing conditions

Clear Regulatory Approval Outlook To demonstrate Montage’s confidence in being able to timely consummate the transaction, Montage’s proposal offers: Removal of closing conditions on antitrust, Taiwan and CFIUS regulatory approvals “Hell or high water” obligation to overcome any objections by regulatory authorities in China, Taiwan and the United States – MONTAGE BEARS ALL THE RISK and will agree to any remedies imposed by the authorities An increased reverse break-up fee of $43 million, payable to Pericom if regulatory authorities block the deal or Montage fails to obtain financing. Reverse break-up fee to be escrowed at Citibank in New York as collateral and security Montage believes there will be no regulatory obstacles preventing the timely closing of the Montage/Pericom transaction Authority Commentary CFIUS Montage will take all CFIUS risk, and has removed the CFIUS closing conditions. Montage does not believe its acquisition of Pericom poses any CFIUS issue, given the commercial nature of the business and Pericom’s already extensive operations in Asia, including China HSR (US) No HSR filing is required MOFCOM (China) Not subject to China merger control law, as Montage is a Cayman Islands exempted company FTC (Taiwan) Divestitures of Pericom’s Taiwan operations are planned prior to closing such that the transaction between Montage and Pericom will not be subject to Taiwan merger control law Even if Montage closed without disposing of these assets, the expected penalties would be de minimis ($4,000 to $12,000) and borne by Montage post-closing “Hell or high water” obligation requires Montage to take all actions necessary to overcome any objections from regulatory authorities

Montage and CEC: Proven Track Record of Execution Montage Global fabless provider of analog and mixed-signal semiconductor solutions addressing the home entertainment and cloud computing markets Taken private by PDSTI and CEC in 2014 to enable the company to gain full access to the Chinese market and the resources provided by the investors Experienced management team with US public company experience: Howard Yang (CEO), Stephen Tai (President) and Mark Voll (CFO) Montage currently forecasts revenues of more than $200 million and net income of more than $70 million. As of June 30, 2015, Montage had more than $225 million in total assets and more than $145 million of cash on hand Montage Technology Group Limited is a Cayman Islands exempted company, with its principal offices located in Shanghai, China China Electronics Corporation (“CEC”) One of the key state-owned conglomerates directly under the administration of central government, and the largest state-owned IT company in China Provides design, development, manufacturing, sales and service in semiconductor and electronics components, computer and core computer parts, software and system integration, telecommunication and consumer electronics A Fortune Global 500 company with ~$33 billion of revenues in 2014 and total assets of ~$38 billion as of Dec 31, 2014 Founded in 1989 and is based in Beijing, China Montage and CEC are established companies with long and proven track records of execution

Pericom Has Run a Badly Flawed Sale Process Pericom gave Diodes a significant head start over Montage Montage believes there was never a level playing field in the sale process Diodes had a several week head start, apart from the one year of prior discussions Diodes had with Pericom Pericom signed up a deal with Diodes at $17 per share, even when Pericom knew that Montage was willing to pay $18 per share Pericom did not even come back to Montage and ask Montage for a best and final before signing the Diodes merger agreement at $17 per share This was when Pericom knew Montage was offering $18 per share Montage does not believe Pericom has even tried to get a higher price from Diodes in response to Montage’s $18.50 offer

Pericom is Disenfranchising the Pericom Shareholders Pericom’s shareholder meeting is set for November 20 Pericom’s mailing of its proxy materials to the vast majority of its shareholders is not expected to occur until a bare 16 days before the special meeting Montage believes Pericom is using an outdated record date of September 22 References to the record date were left blank in multiple filings of the Pericom preliminary proxy statement and not disclosed until October 30, 2015, which would lead Pericom shareholders, including shareholders purchasing Pericom shares subsequent to the September 22, 2015 record date, to believe that a record date had not yet been established We understand that Pericom had also sent a broker search with respect to a November 2 record date, which Pericom appears to have elected to abandon once they were clear of the SEC California law requires the meeting date to be no more than 60 days from the record date The November 2 record date would have allowed the Company to set a later meeting date, thus providing shareholders with more time to evaluate both proposed transactions Montage believes that Pericom set an early record date of September 22, a date prior to the public announcement of Montage’s financially superior $18.50 per share offer, to prevent shareholders who acquired shares after Montage’s public announcement from voting against the financially inferior Diodes deal Montage believes this is a very clear disenfranchisement of Pericom shareholders Montage understands that Pericom initiated a broker search for the September 22 record date on September 8 Montage believes Pericom has violated SEC Rule 14a-13, because the date of initiating the broker search was not 20 business days prior to the September 22 record date Montage believes Pericom shareholders should have more time to consider the Diodes $17 per share offer and the Montage $18.50 per share offer

Pericom Shareholders Should: Vote “AGAINST” the Diodes Acquisition Proposal, the Golden Parachute Compensation Proposal and the Adjournment Proposal on the GOLD proxy card. Your vote will: Stop the Pericom Board from proceeding with a transaction that Montage believes is an inferior transaction Preserve your opportunity to receive the significant premium for your Pericom shares contemplated by the Montage proposal which, if consummated, would provide significantly greater value to Pericom shareholders than the proposed Diodes acquisition Send a message to the Pericom Board that: You do not support the proposed Diodes acquisition You want the Pericom Board to accept Montage’s proposal Voting “AGAINST” the Diodes Acquisition Proposal, the Golden Parachute Compensation Proposal or the Adjournment Proposal will not obligate you to vote “FOR” the Montage proposal at any future meeting of Pericom shareholders

Important Disclosure Information Special Note Regarding This Presentation Montage Technology Group Limited (“Montage”), its respective directors, executive officers and certain employees, may be deemed, under rules of the Securities and Exchange Commission (“SEC”), to be participants in the solicitation of proxies from Pericom Semiconductor Corporation (“Pericom”) shareholders in connection with Pericom’s Special Meeting of Shareholders. Information about the interests in Pericom of Montage and its respective directors, executive officers and employees are set forth in a definitive proxy statement that was filed with the SEC on October 26, 2015, as it may be amended from time to time (the “Montage Proxy”). Investors are urged to read in their entirety the Montage Proxy, which is available now and any other relevant documents filed with the SEC when they become available, because they contain (or will contain) important information. The Montage Proxy, and any other documents filed by Montage with the SEC, may be obtained free of charge at the SEC website at www.sec.gov. The Montage Proxy and such other documents may also be obtained free of charge by contacting Innisfree at: (212) 750-5833 or 501 Madison Avenue, 20th Floor, New York, New York 10022. Forward-Looking Statements This presentation contains “forward-looking” statements about Montage’s plans, expectations and beliefs. Forward-looking statements can be identified by terminology such as “will”, “should”, “expects”, “anticipates”, “future”, “intends”, “plans”, “projects”, “predicts”, “believes”, “estimates”, “forecasts”, “may” and similar statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may differ materially from actual results due to a variety of factors. Montage undertakes no obligation to update these statements as a result of new information or future events, except as may be required by law.